Exhibit 10.28

In connection with the acquisition of Intelligent Reasoning Systems, Inc. ("IRSI"), completed on July 16, 2001, the Company cancelled indebtedness in the total aggregate amount of approximately $567,000 owed by Jon Hopper to IRSI. Mr. Hopper was the former President of IRSI and following the acquisition of IRSI by the Company was employed as an executive officer of the Company.


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